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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2005

AmeriVest Properties Inc.
(Exact name of small business issuer as specified in its charter)

Maryland	1-14462	84-1240264
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

1780 South Bellaire Street Suite 100, Denver, Colorado 80222
(Address of principal executive offices)

(303) 297-1800
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

        On March 21, 2005, AmeriVest Properties Inc. (the "Company") amended and extended its existing lease with Dean Foods Company ("Dean") for 120,607 rentable square feet of space in the Chateau Plaza building in Dallas, Texas.

        Under the terms of the amendment, the lease is extended for a one year term commencing January 1, 2006. On or before July 1, 2005, Dean has a one-time right to further extend the lease for up to an additional four years through December 31, 2010. The base rental rate for the extended term commencing January 1, 2006 is $19.75 per rentable square foot, plus electricity and parking. This rate is subject to further reduction by $0.50 per year of additional extension to a minimum of $17.75 per rentable square foot, based on the length of the extension election made on or before July 1, 2005.

        During the extension, Dean may also reduce the square footage under the lease by a minimum of 12,000 square feet and a maximum of 35,000 square feet upon six months advance written notice. If Dean elects to reduce its square footage, the aggregate base rent will be reduced proportionately and Dean will be responsible for unamortized tenant improvements and lease commissions on the foregone square footage. For every election by Dean to reduce its square footage, the base rent will be further reduced by $0.25 per square foot, not to exceed $0.75 per square foot for the maximum reduction over an 18-month period. Dean has no termination option during the extension term. Dean will receive an allowance for tenant improvements of $1.40 per rentable square foot for each year of the extended term.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERIVEST PROPERTIES INC.
Dated: March 22, 2005	By:	/s/ KATHRYN L. HALE Kathryn L. Hale Chief Financial Officer

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  Item 8.01 Other Events
SIGNATURES